Exhibit 99.1

Misonix Reports Fiscal Year 2017

Financial Results

For Immediate Release

Corporate Contact	Investor Contact
Joe Dwyer	Joe Diaz
Misonix, Inc.	Lytham Partners
631-927-9113	602-889-9700
jdwyer@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – August 22, 2017 -- Misonix, Inc. (Nasdaq: MSON), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, announced today financial results for the fourth quarter and fiscal year ended June 30, 2017.

Financial Highlights for the Fourth Quarter and the Full Year:

●	Revenue for fiscal year 2017 was $27.3 million, an increase of 18% compared with $23.1 million in fiscal 2016. For the fourth quarter, net sales increased 23% to $7.9 million compared with $6.4 million in the fourth quarter of fiscal 2016.
●	Domestic sales in fiscal year 2017 increased 26% to $16.5 million versus $13.1 million in fiscal 2016. For the fourth quarter of fiscal 2017, domestic sales increased 18% to $4.4 million compared with $3.8 million in the fourth quarter of 2016.
●	Consumables sales in the United States increased 32% to $14.9 million for fiscal year 2017 compared with $11.3 million in fiscal 2016.
●	The gross profit margin for the fiscal year was 69.9% primarily from a strong mix of higher margin consumables, compared to 66.9% in fiscal year 2016. Fourth quarter gross profit margin was 69.9% versus 68.0% in the fourth quarter of fiscal 2016.
●	For the fiscal year, operating expenses increased by $4.4 million to $25.7 million driven in part by professional fees relating to the recently completed internal investigation, along with higher sales commissions related to increased sales volume.
●	For fiscal year 2017, the Company reported a net loss of $1.7 million, or $(0.20) per diluted share, compared with a net loss of $1.2 million, or $(0.15) per diluted share, in fiscal year 2016.
●	At June 30, 2017, the Company had cash of $11.6 million with no long-term debt.

Stavros Vizirgianakis, president and chief executive officer of Misonix, said, “We concluded fiscal 2017 on a strong note with fourth quarter revenue increasing 23%, and 18% for the full year as our recurring revenue business model continues to gain traction. Consumables sales, which we define as recurring revenue, accounted for approximately 75% of total sales. Gross margin for the fiscal year was 69.9% up from 66.9% in the previous year.

“Our U.S. business, which we believe offers the best opportunity for growth, grew 26% on a year-over-year basis and accounted for 60% of total revenue. We are making sustainable progress in reigniting the Misonix growth engine.

“One of the contributing factors in the growth of fiscal 2017 revenue has been the addition of new Clinical Sales Specialists to support the sales activities of our distribution channel. Although the second half of the fiscal year is traditionally the strongest for our business, the additional support provided to our distributors generated strong double-digit revenue increases in both the third and fourth quarters of fiscal 2017. We are pleased with the progress achieved to this point.”

Mr. Vizirgianakis continued, “On the international front, we are making necessary changes in distributors and personnel to operate the business more efficiently. Going forward, we will focus on contracting with in-country distributors in the key markets where we believe we can build sustainably growing operations that adhere to single-use of consumable products in surgical procedures.

“As we move ahead, we are working to create a new results-oriented culture within the Company. We have simplified our sales compensation plan with the goal of getting everyone on equal footing and pursuing common goals. In fiscal 2017 Misonix consumables products were used in more than 50,000 surgical procedures worldwide. We have set an aggressive goal of having Misonix consumables products utilized in 100,000 annual surgical procedures worldwide within the next three years. We are dedicated to achieving that goal.

“We enter the new fiscal year with a strong cash position, in excess of $11 million, and no long-term debt. We look forward to the opportunities ahead in fiscal 2018.”

Conference Call

The Company has scheduled a conference call for Tuesday, August 22, 2017, at 4:30 pm ET to review the results.

Interested parties can access the conference call by dialing (844) 861-5497 or (412) 317-6579 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10111207. A webcast replay will be available in the Investor Relations section of the Company’s website at www.misonix.com for 30 days.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, the impact of the pending investigation by the Department of Justice and Securities Exchange Commission, and other factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking statements.

MISONIX INC. and Subsidiaries
Consolidated Balance Sheets

	June 30, 2017	June 30, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,557,071	$9,049,327
Accounts receivable, less allowance for doubtful accounts of $96,868 and $96,868, respectively	5,133,389	3,869,427
Inventories, net	4,992,434	5,822,935
Prepaid expenses and other current assets	918,899	530,564
Total current assets	22,601,793	19,272,253

Property, plant and equipment, net of accumulated amortization and depreciation of $7,794,580 and $6,976,282, respectively	3,730,203	2,492,815
Patents, net of accumulated amortization of $995,568 and $885,394, respectively	719,136	604,916
Goodwill	1,701,094	1,701,094
Intangible and other assets	282,876	266,603
Deferred income tax	4,334,547	3,394,690
Total assets	$33,369,649	$27,732,371

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,861,228	$1,402,797
Accrued expenses and other current liabilities	3,346,138	1,887,337
Total current liabilities	5,207,366	3,290,134

Deferred lease liability	9,354	9,262
Deferred income	13,087	31,685
Total liabilities	5,229,807	3,331,081

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value-shares authorized 20,000,000; 9,357,166 and 7,948,234 shares issued and 9,357,166 and 7,809,385 outstanding in each period, respectively	93,572	79,482
Additional paid-in capital	36,808,810	32,502,521
Accumulated deficit	(8,762,540)	(7,081,361)
Treasury stock, at cost, 0 and 138,849 shares, respectively	—	(1,099,352)
Total shareholders’ equity	28,139,842	24,401,290
Total liabilities and shareholders’ equity	$33,369,649	$27,732,371

MISONIX INC. and Subsidiaries
Consolidated Statements of Operations

	For the years ended June 30,
	2017	2016	2015
	(unaudited)
Net sales	$27,269,963	$23,113,194	$22,204,578
Cost of goods sold	8,217,439	7,640,626	7,280,276
Gross profit	19,052,524	15,472,568	14,924,302

Operating expenses:
Selling expenses	14,220,907	12,632,961	9,062,695
General and administrative expenses	9,595,206	6,829,516	5,983,623
Research and development expenses	1,837,497	1,839,479	1,592,923
Total operating expenses	25,653,610	21,301,956	16,639,241
Loss from operations	(6,601,086)	(5,829,388)	(1,714,939)

Other income (expense):
Interest income	75	81	75
Royalty income and license fees	3,771,610	3,948,757	4,256,321
Other	(36,211)	(21,878)	(22,033)
Total other income	3,735,474	3,926,960	4,234,363

(Loss)/income from continuing operations before income taxes	(2,865,612)	(1,902,428)	2,519,424

Income tax (benefit)/expense	(1,022,808)	(573,351)	(2,784,632)

Net (loss)/income from continuing operations	(1,842,804)	(1,329,077)	5,304,056
Discontinued operations:
Income from discontinued operations net of tax of $0, $0 and $1,127, respectively	—	—	17,115
Gain from sale of discontinued operations net of tax of $88,375, $93,069 and $0, respectively	161,625	156,931	250,000
Net income from discontinued operations	161,625	156,931	267,115
Net (loss)/income	$(1,681,179)	$(1,172,146)	$5,571,171

Net (loss)/income per share from continuing operations - Basic	$(0.22)	$(0.17)	$0.70
Net income per share from discontinued operations - Basic	0.02	0.02	0.04
Net (loss)/income per share - Basic	$(0.20)	$(0.15)	$0.74

Net (loss)/income per share from continuing operations - Diluted	$(0.22)	$(0.17)	$0.66
Net income per share from discontinued operations - Diluted	0.02	0.02	0.03
Net (loss)/income per share - Diluted	$(0.20)	$(0.15)	$0.69

Weighted average shares - Basic	8,398,778	7,776,949	7,580,450
Weighted average shares - Diluted	8,398,778	7,776,949	8,094,119